EXHIBIT 2.01
INVESTMENT AGREEMENT
     THIS INVESTMENT AGREEMENT (this “Agreement”) is made and entered into as of October 4, 2006, by and among Toshiba Corporation, a corporation organized under the laws of Japan (“Toshiba”), Toshiba Nuclear Energy Holdings (US) Inc., a Delaware corporation (the “Company”), The Shaw Group Inc., a Louisiana corporation (“Shaw”), and Nuclear Energy Holdings, L.L.C., a Delaware limited liability company and a wholly owned Subsidiary (as defined below) of Shaw (the “Purchaser”). Each of Toshiba, the Company and the Purchaser are a “Party” to this Agreement, and together the “Parties”.
     WHEREAS, Toshiba, through TSB Nuclear Energy Investment US Inc., a Delaware corporation and wholly owned Subsidiary of Toshiba (“Toshiba Sub”), currently owns all of the issued and outstanding shares of capital stock of the Company; and
     WHEREAS, Toshiba has entered into that certain Purchase and Sale Agreement, dated as of February 6, 2006 (the “PSA”), pursuant to which it has agreed to purchase all of the issued and outstanding shares of BNFL USA Group Inc. and Westinghouse Electric UK Limited (together with their Subsidiaries, collectively the “Westinghouse Group”); and
     WHEREAS, Toshiba plans to cause the Company to acquire all of the issued and outstanding shares of BNFL USA Group Inc. and to cause Toshiba Nuclear Energy Holdings (UK) Limited, an English corporation and initially an indirect wholly owned Subsidiary of Toshiba (“UK Acquisition Co.”), to acquire all of the issued and outstanding shares of Westinghouse Electric UK Limited, respectively; and
     WHEREAS, Toshiba has entered into an Agreement Regarding Participation in Investment Program with Shaw (the “Shaw Participation Agreement”) and a similar agreement with another third-party investor (the “Outside Investor”) (together with the Shaw Participation Agreement, the "Participation Agreements”) pursuant to which Shaw and the Outside Investor have agreed to subscribe for equity interests in the Company; and
     WHEREAS, pursuant to the terms of the Participation Agreements, Toshiba, Shaw, and the Outside Investor have agreed to, or to cause certain of their Subsidiaries to, enter into, (i) the Shareholders Agreement (the “Shareholders Agreement”) governing the relationship of Toshiba, Toshiba Sub, the Purchaser and the Outside Investor with respect to the Company, (ii) this Agreement and a similar agreement with the Outside Investor, (iii) a put option agreement with the Purchaser in substantially the form attached hereto as Exhibit C (the “Put Agreement”) and a similar agreement with the Outside Investor, (iv) the Reimbursement Agreement between Toshiba and Shaw (the “Reimbursement Agreement”) in substantially the form attached hereto as Exhibit D and (v) a Commercial Relationship Agreement (the “Commercial Relationship Agreement”) affording a preferential status to Shaw when the Westinghouse Group chooses a supplier;
     WHEREAS, on the terms and subject to the conditions contained herein, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, capital stock of the Company representing twenty percent (20%) of the total outstanding capital stock of the Company (immediately after giving effect to the transactions contemplated by the Participation Agreements) for an aggregate purchase price of $800,000,000; and
     WHEREAS, Toshiba has entered into an Investment Agreement (the “UK Investment Agreement”) with UK Acquisition Co., Shaw and Purchaser, pursuant to which UK Acquisition Co. agrees to sell to Purchaser, and Purchaser agrees to purchase from UK Acquisition Co., capital stock of UK Acquisition Co. representing twenty percent (20%) of the total outstanding capital stock of UK Acquisition Co. (immediately after giving effect to the transactions contemplated by the Participation Agreements) for an aggregate purchase price of $280,000,000.
     NOW, THEREFORE, in consideration of the foregoing and the agreements and understandings set forth herein, the Parties agree as follows:
     1. Definitions
          1.1 Certain Definitions. The following terms shall have the following meanings:
          “Action” means any litigation, action, suit, proceeding, investigation, arbitration, other dispute or claim by, with or before any court or Governmental Authority.
          “Adjustment Amount” shall have the meaning given to that term in the PSA.
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person. It is acknowledged that after the date of this Agreement, Persons who are not presently Affiliates of a Party may become Affiliates of such Party, and Persons who are presently Affiliates of a Party may cease to be Affiliates of such Party.
          “Agreement” shall have the meaning given to that term in the preamble.
          “Closing” shall mean the closing of the purchase and sale of the Purchased Shares as contemplated by this Agreement.
          “Closing Date” shall have the meaning given to that term in Section 3.1.
          “Commercial Relationship Agreement” shall have the meaning given to that term in the preamble.
          “Company” shall have the meaning given to that term in the preamble.
          “Control” of any Person (including the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          “Disputes” shall have the meaning given to that term in Section 10.9(a).

          “Drop Dead Date” shall have the meaning given to that term in Section 9.3(b).
          “Earnest Money Fund” shall have the meaning given to that term in the PSA.
          “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “ICC” shall have the meaning given to that term in Section 10.9(c).
          “ICC Court” shall have the meaning given to that term in Section 10.9(c).
          “Indemnification Agreement” shall have the meaning given to that term in Section 4.1(a).
          “Knowledge” with respect to any Person shall mean the actual knowledge of the Person, including the actual knowledge of any of the executive officers, directors, managers, partners or members of such Person.
          “Material Adverse Effect” means, with respect to a Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations (considered on a consolidated basis) of such Person.
          “Organizational Documents” shall mean the Articles of Incorporation with respect to Toshiba; the certificate of incorporation and by-laws, with respect to a corporation organized in the United States; the partnership agreement, with respect to a general partnership; the certificate of formation and operating or company agreement, with respect to a limited liability company; or equivalent organizational documents, with respect to any other entity.
          “Outside Investor” shall have the meaning given to that term in the recitals.
          “Participation Agreements” shall have the meaning given to that term in the recitals.
          “Person” means an individual, corporation, partnership, limited liability company, association, trust, Governmental Authority or other entity or organization.
          “PSA” shall have the meaning given to that term in the recitals.
          “PSA Closing” shall mean the closing of the transactions contemplated by the PSA.
          “Purchase Price” shall have the meaning given to that term in Section 2.1.
          “Purchased Shares” shall have the meaning given to that term in Section 2.1.
          “Purchaser” shall have the meaning given to that term in the preamble.
          “Put Agreement” shall have the meaning given to that term in the recitals .

          “Request” shall have the meaning given to that term in Section 10.9(a).
          “Rules” shall have the meaning given to that term in Section 10.9(c).
          “Securities Act” shall have the meaning given to that term in Section 6.4.
          “Sellers” shall have the meaning given to that term in the PSA.
          “Shareholders Agreement” shall have the meaning given to that term in the recitals.
          “Shaw” shall have the meaning given to that term in the preamble.
          “Shaw Participation Agreement” shall have the meaning given to that term in the recitals.
          “Subsidiary” means, with respect to any Person, (i) any corporation of which the outstanding stock having at least a majority of votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or by such Person and a Subsidiary or Subsidiaries of such Person or by a Subsidiary or Subsidiaries of such Person or (ii) any other Person (other than a corporation) of which at least a majority of voting interests under ordinary circumstances shall at the time be owned or Controlled, directly or indirectly, by such Person or by such Person and a Subsidiary or Subsidiaries of such Person or by a Subsidiary or Subsidiaries of such Person.
          “Toshiba” shall have the meaning given to that term in the preamble.
          “Toshiba Sub” shall have the meaning given to that term in the preamble.
          “UK Acquisition Co.” shall have the meaning given to that term in the recitals .
          “UK Investment Agreement” shall have the meaning given to that term in the recitals.
          “Westinghouse Group” shall have the meaning given to that term in the recitals.
          1.2 Construction of Certain Terms and Phrases. Unless the context otherwise requires, (a) words of any gender include each other gender; (b) the terms “Party” and Parties” refer to a party or the parties to this Agreement; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (e) the terms “include” or “including” also include the phrases “without limitation” or “but not limited to” when the context is appropriate. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. Whenever this Agreement refers to an Exhibit attached hereto, the Exhibit shall be deemed to be incorporated by reference.

     2. Purchase and Sale of Purchased Shares
          2.1 Purchase and Sale of Purchased Shares.
          Upon the terms and subject to conditions of this Agreement, at the Closing the Company shall, and Toshiba shall cause the Company to, issue and sell to the Purchaser, and the Purchaser shall, and Shaw shall cause the Purchaser to, subscribe for and purchase from the Company, eight hundred (800) newly issued shares of the Class A Stock, par value $0.01 per share, of the Company, such shares representing 20% of the total equity interests of the Company on the Closing Date (the “Purchased Shares”), for an aggregate purchase price of eight hundred million dollars ($800,000,000) (the “Purchase Price”). The payment of the Purchase Price shall be in accordance with Section 4.1(a). The Purchased Shares shall have the rights and preferences as set forth in the Company’s Certificate of Incorporation, which at Closing shall be in substantially the form attached hereto as Exhibit E.
     3. The Closing
          3.1 The Closing. The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel of Toshiba, located at Izumi Garden Tower, 21st Floor, 1-6-1 Roppongi, Minato-ku, Tokyo 106-6021on October 13, 2006, subject to extension as agreed by the Purchaser and Toshiba, and subject to all of the conditions set forth in Section 8 having been satisfied or waived (other than those conditions which can only be satisfied at the Closing). The date of the Closing is referred to in this Agreement as the “Closing Date.”
     4. Deliveries at the Closing
          4.1 Deliveries at the Closing. At the Closing, subject to the conditions herein:
               (a) The Purchaser shall, and Shaw shall cause the Purchaser to, deliver (i) cash payment of the Purchase Price by wire transfer of immediately available funds to the account designated by Toshiba in writing at least three business days prior to the Closing Date; (ii) a duly executed counterpart original of each of the Shareholders Agreement, the Put Agreement (together with a Reimbursement Agreement, to be dated on or about the date of the Put Agreement (the “Reimbursement Agreement”), by and between Shaw and Toshiba) and the Commercial Relationship Agreement; (iii) the certificate required to be delivered to Toshiba pursuant to Section 8.3(c) of this Agreement; and (iv) such documents and instruments as Toshiba may reasonably request to evidence the satisfaction of all conditions precedent set forth in Section 8 of this Agreement or which are required to be delivered by the Purchaser at or prior to the Closing Date pursuant to this Agreement.
               (b) Toshiba shall deliver to the Purchaser (i) the certificate required to be delivered to the Purchaser pursuant to Section 8.2(c) of this Agreement; (ii) a duly executed counterpart original of each of the Shareholders Agreement, the Put Agreement (together with the Reimbursement Agreement) and the Commercial Relationship Agreement; and (iii) such documents and instruments as the Purchaser may reasonably request (A) to evidence the satisfaction of all conditions precedent set forth in Section 8 of this Agreement, (B) which are required to be delivered by Toshiba at or prior to the Closing Date pursuant to this Agreement or (C) in connection with its financing arrangements for the acquisition of the Purchased Shares.

               (c) The Company shall, and Toshiba shall cause the Company to, deliver to the Purchaser (i) a certificate representing the Purchased Shares bearing the legend set forth in Section 6.5 , (ii) a copy of the Company’s register of Shareholders, updated to record the issuance of the Purchased Shares to Purchaser and (iii) a duly executed counterpart original of each of the Shareholders Agreement and the Commercial Relationship Agreement.
          4.2 Further Assurances. At the Closing, each Party shall deliver or cause to be delivered, as appropriate, such further certificates, consents and other documents as may be necessary to carry out the terms of this Agreement.
     5. Representations and Warranties of Toshiba. Toshiba represents and warrants to the Purchaser, as of the date hereof and, to the extent provided in Section 8.2(a), as of the Closing, as follows:
          5.1 Organization. Toshiba is a corporation duly organized and validly existing under the laws of Japan. Toshiba Sub is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.
          5.2 Authority; Authorization. Toshiba had, with respect to the PSA, full corporate power and authority to execute and deliver the PSA when it was executed and delivered, and each of Toshiba and the Company has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated by the Shaw Participation Agreement and to perform its obligations hereunder and thereunder. The PSA, this Agreement and the other agreements contemplated by the Shaw Participation Agreement have been duly authorized by all requisite corporate action by Toshiba.
          5.3 No Consents Required. There are no approvals, authorizations, consents, orders or other actions of, or filings with, any Person that are required to be obtained or made by Toshiba, Toshiba Sub or the Company in connection with the execution of, and the consummation of the transactions contemplated under, the PSA, this Agreement or the other agreements contemplated by the Shaw Participation Agreement, except for any such consents which have been obtained or will be obtained prior to the Closing.
          5.4 No Violations. Neither the execution and delivery of this Agreement by Toshiba and the Company nor the consummation by Toshiba and the Company of the transactions contemplated by this Agreement will (a) conflict with or result in the breach of any provision of the Articles of Incorporation of Toshiba or the certificate of incorporation or by-laws of Toshiba Sub or the Company or their respective Subsidiaries, (b) result in a violation or breach of, or constitute a default under, or require any indenture, license, contract, agreement or other instrument or obligation to which Toshiba, Toshiba Sub or the Company is a party, including the agreement with the Outside Investor that is similar to the Shaw Participation Agreement, or by which any of their respective properties or assets may be bound, or (c) violate any order, writ, injunction, decree or law applicable to Toshiba, Toshiba Sub, the Company or their respective Subsidiaries.

          5.5 Additional Company Matters. Each of the Company and UK Acquisition Co. has been recently formed by Toshiba for the ownership of the Westinghouse Group as provided in the Participation Agreements and each has no other material operations, liabilities or obligations. Toshiba beneficially owns all of the capital stock of the Company and UK Acquisition Co. free and clear of all liens, security interests, claims, pledges and other encumbrances of any nature whatsoever.
          5.6 Capitalization. The authorized capital stock of the Company consists of 8,800 shares of which the Company has the authority to issue 4,400 shares of Common Stock, each having a par value of $0.01, and 2,156 shares of Class A Common Stock, each having a par value of $0.01, and 2,244 shares of Class B Common Stock, each having a par value of $0.01. All outstanding shares of capital stock are validly issued, fully paid and nonassessable. Except for the agreement with the Outside Investor that is similar to the Shaw Participation Agreement, there are not any subscriptions, options, warrants, calls, rights, convertible securities or commitments of any character obligating the Company to issue, transfer or sell any of its capital stock or other equity interests.
          5.7 PSA Matters.
               (a) Toshiba has made commercially reasonable efforts to conduct an appropriate due diligence investigation of the Westinghouse Group and to reflect, to the extent practicable, the results of such investigation in the terms of the PSA. Since the execution of the PSA, Toshiba has not become aware of any information or circumstances regarding the Westinghouse Group that reasonably could have a Material Adverse Effect on the Westinghouse Group.
               (b) Toshiba has completed its payment of the Earnest Money Fund in accordance with the provisions of the PSA.
               (c) To the Knowledge of Toshiba, no representation of the Sellers contained in the PSA is untrue in any material respect. Toshiba has not granted the Sellers any waivers or similar releases of any of the terms or conditions of the PSA.
          5.8 Arm’s Length Transactions. Toshiba has not entered into any contract, agreement, license or other legally binding arrangement with any member of the Westinghouse Group except for such contracts, agreements, licenses and arrangements which, when entered into or last materially modified or amended, were, when viewed in the aggregate, on arm’s length terms.
     Notwithstanding anything contained in this Section 5 or any other provision of this Agreement, it is the explicit intent of each Party that neither Toshiba nor the Company is making any representation or warranty whatsoever, express or implied, except those representations and warranties set forth in this Section 5, and in entering into this Agreement and acquiring the Purchased Shares from the Company, the Purchaser expressly acknowledges and agrees that it is not relying on any statement, representation or warranty, including, but not limited to, those which may be contained in any materials regarding the Westinghouse Group or any of its businesses provided to the Purchaser during the course of its due diligence investigation of the Westinghouse Group, other than those representations and warranties set forth in this Section 5.
     6. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date hereof and, to the extent provided in Section 8.3(a), as of the Closing, as follows:
          6.1 Organization. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Shaw has been duly incorporated and is validly existing and in good standing under the laws of the State of Louisiana.
          6.2 Authority; Authorization. The Purchaser has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated by the Shaw Participation Agreement and perform its obligations hereunder and thereunder. This Agreement and the other agreements contemplated by the Shaw Participation Agreement have been duly authorized by all requisite corporation action of the Purchaser. Shaw has the corporate power and corporate authority to execute and deliver the Indemnification Agreement and to consummate the transactions contemplated thereby, and the Indemnification Agreement has been duly executed and delivered by Shaw.
          6.3 No Consents Required. There are no approvals, authorizations, consents, orders or other actions of, or filings with, any Person that are required to be obtained or made by the Purchaser in connection with the execution of, and the consummation of the transactions contemplated under, this Agreement or the other agreements contemplated by the Shaw Participation Agreement, except for any such consents which have been obtained or will be obtained prior to the Closing.
          6.4 Investment Representations.
               (a) The Purchaser is acquiring the Purchased Shares for its own account, for investment only and has no intention of selling or distributing any of such shares or any arrangement or understanding with any other person or entity regarding the sale or distribution of such shares except pursuant to a registration, or an exemption from registration, under the United States Securities Act of 1933, as amended (the “Securities Act”).
               (b) The Purchaser understands that the Purchased Shares have not been registered under the Securities Act, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, and that they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration thereunder.
               (c) The Purchaser has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Purchased Shares in connection with the transactions contemplated hereby. The Purchaser has had a reasonable time prior to the date hereof to ask questions and receive answers concerning the terms and conditions of the offering of such shares, and to obtain any additional information which Toshiba or the Company possesses or could acquire without unreasonable effort or expense, and generally has such knowledge and experience in business and financial matters and with respect to investments in securities of privately held companies as to enable the Purchaser to understand and evaluate the risks of such investment and form an investment decision with respect thereto.
               (d) The Purchaser is an “accredited investor,” as such term is defined in Rule 501 promulgated under the Securities Act (the provisions of which are known to the Purchaser). The Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the transactions contemplated hereby, including the purchase of the Purchased Shares.
               (e) The Purchaser recognizes that an investment in the Purchased Shares involves a high degree of risk, including a risk of total loss of the Purchaser’s investment. The Purchaser is able to bear the economic risk of holding the Purchased Shares for an indefinite period, and has knowledge and experience in the financial and business matters such that it is capable of evaluating the risks of the investment in such shares.
               (f) The Purchaser understands that Toshiba and the Company may be relying on the statements contained herein to establish an exemption from registration under federal, state and foreign securities laws.
          6.5 Shareholders Agreement; Legends. The Purchaser understands and agrees that the Purchased Shares shall in all regards be subject to the provisions of the Shareholders Agreement and that each certificate or other document evidencing any of the Purchased Shares shall be endorsed with the legend in the form set forth below, and the Purchaser covenants that it will not transfer the shares represented by any such certificate without complying with the restrictions on transfer contained in the Shareholders Agreement and described in the legend endorsed on such certificate and understands that the Company will refuse to register a transfer of any such shares unless the conditions specified in the Shareholders Agreement and in the following legend are satisfied:
“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER APPLICABLE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. SUCH SHARES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE SHAREHOLDERS AGREEMENT DATED AS OF OCTOBER 4, 2006, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE ISSUER HEREOF.”
          6.6 No Prior Operations; No Material Adverse Effect. The Purchaser or its permitted assignee (i) is a wholly owned subsidiary of Shaw, (ii) has been formed by Shaw for the ownership of the Purchased Shares and (iii) has no material operations, liabilities or obligations (except for such indebtedness incurred in connection with the financing for the transactions contemplated hereby) and since the date of its formation there has occurred no event or events reasonably likely to have a Material Adverse Effect on the Purchaser. Since August 31, 2005, there has occurred no event or events reasonably likely to have a Material Adverse Effect on Shaw.

     Notwithstanding anything contained in this Section 6 or any other provision of this Agreement, it is the explicit intent of each Party that the Purchaser is not making any representation or warranty whatsoever, express or implied, except those representations and warranties set forth in this Section 6, and in entering into this Agreement and in issuing and selling the Purchased Shares, the Company and Toshiba expressly acknowledge and agree that they are not relying on any statement, representation or warranty other than those representations and warranties set forth in this Section 6.
     7. Additional Covenants and Agreements
          7.1 Assignment of PSA and Earnest Money Fund.
               (a) As promptly as practicable after the date hereof, and solely to the extent the following has not previously completed, Toshiba shall assign, to the fullest extent permitted by the terms thereof, all of its rights and obligations under the PSA to the Company and the UK Acquisition Co. provided that, as between the Company and the UK Acquisition Co., the Company shall acquire all of the issued and outstanding shares of BNFL USA Group Inc., a Delaware corporation, at the PSA Closing. Notwithstanding the foregoing, the Parties acknowledge that Toshiba shall remain jointly liable with the Company and the UK Acquisition Co. to the sellers of Westinghouse Group in accordance with the provisions of the PSA.
               (b) In connection with the assignment of its rights and obligations under the PSA, Toshiba, through Toshiba Sub, shall also assign all of its right, title and interest in and to the Earnest Money Fund to the Company. The Parties acknowledge and agree that in consideration for such assignment, Toshiba will be deemed to have made capital contribution to the Company in an amount equal to fifty-four million dollars ($54,000,000) and will receive fifty four (54) shares of Class B Stock of the Company. In the event that as of the PSA Closing, the balance of the Earnest Money Fund which is credited against the Base Purchase Price (as defined in the PSA) is greater than fifty-four million dollars ($54,000,000), then the Parties shall cause the Company to refund an amount equal to such excess to Toshiba by wire transfer of immediately available funds to an account specified by Toshiba as promptly as practicable thereafter. In the event that as of the PSA Closing, the balance of the Earnest Money Fund which is credited against the Base Purchase Price (as defined in the PSA) is less than fifty-four million dollars ($54,000,000), then Toshiba shall remain solely liable for such deficiency (irrespective of the assignment contemplated by this Section 8.1(b)) and shall make such transfers of funds as may be necessary to pay such deficiency.
          7.2 PSA Closing Date Adjustment.
               (a) Toshiba will take all actions reasonably necessary to effect the Closing Adjustment (as defined in the PSA) on behalf of the Company and the UK Acquisition Co. Upon receipt of the Adjustment Statement (as defined in the PSA) Toshiba shall promptly provide copies of the same to the Purchaser and Outside Investors and shall use its commercially reasonable efforts to consult with the Purchaser and Outside Investors regarding the same and strategy with respect to the resolution of any issues presented thereby.

               (b) In the event that the Adjustment Amount is positive (e.g., additional funds are due to the Sellers) the Parties agree that such surplus will be paid from cash held by the Westinghouse Group, subject to applicable law, or from the proceeds of debt or equity offerings of the Company and the UK Acquisition Co. or the Westinghouse Group or a combination of the foregoing.
               (c) In the event that the Adjustment Amount is negative (e.g., a decrease in the purchase price payable under the provisions of the PSA), as promptly as practicable after the final determination of the Adjustment Amount pursuant to the provisions of the PSA, Shaw, the Purchaser and Toshiba shall cause the Company and the UK Acquisition Co. to repurchase its shares from the shareholders thereof at a purchase price per share agreed among the shareholders of the Company. Such repurchases shall be allocated between the Company and UK Acquisition Co. as the Parties shall agree, shall be pro rata from each shareholder based on the total number of shares of the Company and the UK Acquisition Co. held by each shareholder and each of Toshiba, Shaw and the Purchaser consents to such repurchases and agrees to participate in such repurchases such that the full amount of such Adjustment Amount deficiency is used to repurchase shares of the Company and the UK Acquisition Co.
          7.3 Inspection of Records. Between the date of this Agreement and the Closing, the Company shall, and Toshiba shall cause the Company to, allow the officers, attorneys, accountants and other duly authorized representatives of the Purchaser reasonable access during regular business hours to the records and files, correspondence, audits and properties, as well as to all information in each case relating to the business and affairs of the Company.
          7.4 Further Efforts. Between the date of this Agreement and the Closing, each of the Parties will use its commercially reasonable efforts to cause the conditions to the obligations of the Parties set forth in Section 8 of this Agreement to be satisfied.
     8. Conditions to the Closing
          8.1 Mutual Conditions. The respective obligations of the Parties to complete the purchase and sale of the Purchased Shares and to take the other actions required to be taken by each of the Parties at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived jointly by the Parties in writing, in whole or in part):
               (a) Shareholders Agreement and Other Agreements. The Parties, as applicable, together with the Outside Investor, as applicable, shall have entered into the Shareholders Agreement. In addition, Toshiba, Shaw, the Company and the Purchaser, as the case may be, shall have entered into the Put Agreement and the Commercial Relationship Agreement.
               (b) No Prohibitions. There shall not be any Action taken by any Governmental Authority which prohibits consummation of the transactions contemplated hereby.
               (c) PSA. The PSA shall be in full force and effect and shall have not been terminated by any Party thereto, the representations and warranties of the Sellers in the PSA shall be true and correct in all material respects, all of the conditions to the closing of the transactions contemplated by the PSA (other than such conditions which may only be satisfied as of the PSA Closing) shall have been satisfied without waiver thereof by Toshiba and there shall have occurred no event or events reasonably likely to have a Material Adverse Effect on the Westinghouse Group.
               (d) UK Closing. The transactions contemplated by the UK Investment Agreement shall have been consummated concurrently with the Closing.
          8.2 Conditions of the Purchaser. The obligation of the Purchaser to complete the purchase of the Purchased Shares, and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser in writing, in whole or in part):
               (a) Representations and Warranties. The representations and warranties of Toshiba contained in this Agreement, shall be true and correct in all material respects on the Closing with the same force and effect as though made on and as of the Closing.
               (b) Performance. Toshiba and the Company each shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Toshiba and the Company on or prior to the Closing Date.
               (c) Certificate. Toshiba shall have delivered to the Purchaser a certificate, dated the Closing Date, certifying that the conditions specified in Sections 8.2(a) and (b) of this Agreement have been satisfied.
               (d) Consents. The Purchaser shall have obtained all consents and approvals of Persons necessary for the unconditional consummation by it of the transactions contemplated hereby.
               (e) Opinion Letter. The Purchaser shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Toshiba, a written opinion, dated as of the Closing Date and addressed to the Purchaser, substantially addressing the matters set forth in Exhibit A hereto, and a reliance letter specifically permitting the initial purchasers of the Bonds (as defined in Section 10.12) to rely on such opinions to the extent of (i) Section 1 of Exhibit A and (ii) Sections 2,3 and 4 of Exhibit A as they pertain to the Put Agreement.
               (f) Debt Financing. The Purchaser shall have received non-recourse debt financing in the amount of $870 million plus prefunded interest costs calculated at an annual rate of no greater than 3% on terms reasonably satisfactory to the Purchaser.
               (g) No MAE. There shall have occurred no event or events reasonably likely to have a Material Adverse Effect on Toshiba.
          8.3 Conditions of Toshiba and the Company. The obligation of Toshiba and the Company to complete the sale of the Purchased Shares and to take the other actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Toshiba in writing, in whole or in part):
               (a) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on the Closing with the same force and effect as though made on and as of the Closing.
               (b) Performance. The Purchaser shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.
               (c) Certificate. The Purchaser shall have delivered to Toshiba a certificate, dated the Closing Date, certifying that the conditions specified in Sections 8.3(a) and (b) of this Agreement have been satisfied.
               (d) Consents. Toshiba shall have obtained all consents and approvals of Persons necessary for the unconditional consummation of the transactions contemplated hereby.
               (e) Opinion Letter. Toshiba and the Company shall have received from Vinson & Elkins LLP, counsel to Shaw, a written opinion, dated as of the Closing Date and addressed to Toshiba and the Company, substantially addressing the matters set forth in Exhibit B hereto.
               (f) No MAE. There shall have occurred no event or events reasonably likely to have a Material Adverse Effect on the Purchaser or Shaw.
     9. Termination
          9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual agreement, in writing, of each of the Parties.
          9.2 Termination by the Purchaser. The Purchaser may (but shall not be obligated to) terminate this Agreement prior to the Closing by giving written notice to Toshiba if:
               (a) there has been a material violation or breach by Toshiba or the Company of any of their respective agreements or covenants contained in this Agreement or there has been a material violation or breach by Toshiba of any of its representations or warranties contained in this Agreement such that the condition set forth in Section 8.2(a) cannot be satisfied, which violation or breach shall not have been cured or corrected, if curable or correctable, within twenty days after receipt of notice thereof; or
               (b) the Closing does not occur on or prior to October 20, 2006 (the “Drop Dead Date”), or such later date as may be agreed to in writing by the Parties; provided that the non-occurrence is not due to a breach by the Purchaser of any condition or covenant hereunder.

          9.3 Termination by Toshiba and the Company. Toshiba and the Company may (but shall not be obligated to) terminate this Agreement prior to the Closing by giving written notice to the Purchaser if:
               (a) there has been a material violation or breach by the Purchaser of any of its agreements or covenants contained in this Agreement or there has been a material violation or breach by the Purchaser of any of its representations or warranties contained in this Agreement such that the condition set forth in Section 8.3(a) cannot be satisfied, which violation or breach shall not have been cured or corrected, if curable or correctable, within twenty days after receipt of notice thereof; or
               (b) the Closing does not occur on or prior to the Drop Dead Date, or such later date as may be agreed to in writing by the Parties; provided that the non-occurrence is not due to a breach by Toshiba or the Company of any condition or covenant hereunder.
          9.4 Effect of Termination. In the event of such termination, no Party shall have any obligation or liability to any other in respect to this Agreement, except for any willful breach of contract occurring prior to such termination.
     10. Miscellaneous
          10.1 Notices. Any notices and other communications required to be given pursuant to this Agreement shall be in writing in English and shall be effective upon delivery by hand or upon receipt if sent by mail (registered or certified mail, postage prepaid) or upon transmission if sent by facsimile (with request for confirmation of receipt in a manner customary for communications of such respective type), except that if notice is received after 5:00 p.m., local time, on a business day at the place of receipt, it shall be effective as of the following business day. Notices are to be addressed as follows:
          If to Toshiba or the Company, to:
Toshiba Corporation
Toshiba Building 31B
1-11, Shibaura, Minato-ku, Tokyo 105-8001, Japan
Attention: General Manager, Legal Affairs Department, Power Systems Company
Facsimile No.: + 81-3-5444-9183
Email: ushio.kawaguchi@toshiba.co.jp
          with a copy, which shall not constitute notice, to:
Skadden, Arps, Slate, Meagher & Flom LLP
Izumi Garden Tower 21st Floor
1-6-1 Roppongi Minato-ku, Tokyo, 106-6021, Japan
Attention: Mitsuhiro Kamiya, Partner
Facsimile No.: + 81-3-3568-2626
Email: mkamiya@skadden.com

          If to Shaw or the Purchaser, to:
The Shaw Group, Inc.
4171 Essen Lane
Baton Rouge, Louisiana 70809
Attention: Gary Graphia, Secretary and General Counsel
Facsimile No.: + 1-225-925-9146
Email: gary.graphia@shawgrp.com
          with a copy, which shall not constitute notice, to:
Vinson & Elkins LLP
1001 Fannin Street, Suite 2300
Houston, TX 77002
Attention: David Stone, Partner
Facsimile No.: + 1-713-615-5141
Email: dstone@velaw.com
or to such other respective addresses as any Party shall designate to the others by notice in writing, provided that notice of a change of address shall be effective only upon receipt.
          10.2 Entire Agreement. This Agreement contains the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to such subject matter, including the Shaw Participation Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement has been made or relied upon by any Party.
          10.3 Assignment. No Party may assign its rights or obligations under this Agreement, and any attempted or purported assignment or any delegation of any Party’s rights or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by such Party of its duties and obligations under this Agreement; provided, however, that Purchaser may assign its rights hereunder (a) to any other wholly owned subsidiary of Shaw which satisfies the requirements of Section 6.6 and (b), after the Closing, to its finance parties by way of security for the financing arrangements for its acquisition of the Purchased Shares.
          10.4 Waiver and Amendment.
               (a) No provision of this Agreement may be waived unless in writing signed by the Party against whom the waiver is to be effective, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by all of the Parties.
               (b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
          10.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof and except where the laws of the State of Delaware shall apply to the establishment and organizational matters of the Company.
          10.6 Severability. If it shall be determined by an arbitration tribunal or a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate the entire Agreement, in which case this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of New York law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.
          10.7 Headings. The section headings contained in this Agreement are for reference only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.
          10.8 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
          10.9 Arbitration.
               (a) All disputes, controversies or claims (“Disputes”) arising out of or relating to this Agreement shall first be settled as far as possible by negotiations between the Parties to the Dispute, in the form of meetings between senior-management level representatives of the Parties from their respective nuclear energy businesses, upon the written request (a “Request”) by any such Party to the other such Parties.
               (b) If the Parties to the Dispute are unable to resolve a Dispute within two (2) weeks after receipt of a Party of a Request, then such Dispute shall be settled as far as possible by negotiations between the Parties to the Dispute, in the form of meetings of representative officers (senior vice president or equivalent or above) of such Parties from their respective nuclear energy business.
               (c) If the Parties to the Dispute are unable to resolve a Dispute within four (4) weeks after receipt by any Party of a Request, then any Party may submit the Dispute to arbitration to be finally and exclusively resolved under the Arbitration Rules of the International Chamber of Commerce (“ICC”) then in effect (the “Rules”), except as modified herein. Except as otherwise agreed by the Parties to any such arbitration, any such arbitration shall be conducted by a number of arbitrators equal to the number of Parties to the Dispute (for purposes of this Section 10.9, Toshiba and the Company shall be counted as one party and Shaw and Purchaser shall be counted as one Party) plus one (1) and each of the Parties to the Dispute shall each select one arbitrator in accordance with the Rules. The arbitrators so nominated, once confirmed by the International Court of Arbitration of the ICC (“ICC Court”), shall nominate an additional arbitrator to serve as chairman, such nomination to be made within 30 days of the confirmation by the ICC Court of the last arbitrator (other than the chairman). If the initial arbitrators shall fail to nominate an additional arbitrator within said 30-day period, such additional arbitrator shall be appointed by the ICC Court. The arbitrators shall be required to submit a written statement of their findings and conclusions. Except as otherwise agreed by the Parties to such Dispute, exclusive venue of arbitration shall be New York, New York and the language of the arbitration shall be English and each of the Parties hereby submits to the non-exclusive jurisdiction of the state and federal courts located in New York, New York for such purpose and for the enforcement of any arbitral award. By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue any pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings.
               (d) None of the Parties or the Arbitrators shall select any Arbitrator for the arbitral tribunal who has any interest in the Dispute or who has, or within the immediately preceding five years has had, any economic or other relationship with any Party to the Dispute.
               (e) The award of the Arbitrators shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between and among the Parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction thereof.
          10.10 Expenses. Except as otherwise specifically provided herein, all costs and expenses incurred by a Party in connection with the execution and delivery of this Agreement shall be paid by the Party incurring such costs or expenses.
          10.11 No Third Party Beneficiaries. This Agreement is for the benefit of the Parties and is not intended to confer upon any other Person any rights or remedies hereunder.
          10.12 Limited Recourse to Shaw Sub.
               (a) Notwithstanding any other provision of this Agreement, the obligations of the Purchaser hereunder are limited recourse obligations of the Purchaser, payable solely from its own assets and only to the extent of funds available after repayment in full of the Bonds and all other Secured Obligations. No recourse shall be had to any of the members, shareholders, subscribers, directors, officers, partners, employees or agents of the Purchaser or any of their respective successors and assigns in respect to the obligations of the Purchaser hereunder or arising in connection herewith.
               (b) Each Party agrees not to institute against, or join any other Person in instituting against, the Purchaser any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under U.S. federal or state bankruptcy or similar laws until at least one year and one day or, if longer, the applicable preference period then in effect plus one day, after the repayment in full of the Bonds and all other Secured Obligations.
For the purposes of this Section 10.12 and Section 10.13:

“Bonds” means the bonds issued by the Purchaser on or about the date hereof. Immediately after the issuance of the Bonds, Shaw shall notify to Toshiba and the Company the amount and interest rate of the Bonds, provided that Shaw shall be responsible for making the foreign exchange conversion to yen value transparent to Toshiba and the Company.
“Secured Obligations” means all amounts owed by the Purchaser to the secured parties under and in connection with the Bonds.
          10.13 Failure to Close
               (a) Toshiba shall promptly notify the Purchaser in writing of the date of the consummation of the PSA Closing.
               (b) In the event that the PSA Closing is not consummated by October 20, 2006 for any reason, Toshiba shall, or shall cause the Company to, pay to the Purchaser in redemption or repurchase of, and against return of the stock certificate for, the Purchased Shares all portions of the Purchase Price (which Purchase Price shall be paid in Japanese Yen based upon the Yen value of the Bonds notified in accordance with Section 10.12(b)), which have been paid to the Company by the Purchaser plus an amount in Japanese Yen equal to the actual accrued interest on the Bonds.

          IN WITNESS WHEREOF, the Parties have executed this Investment Agreement as of the date first above written.

TOSHIBA CORPORATION
By:
	Name:	Masao Niwano
	Title:	Director, Corporate Executive Vice President

TOSHIBA NUCLEAR ENERGY HOLDINGS (US) INC.
By:
	Name:	Shigenori Shiga
	Title:	President

NUCLEAR ENERGY HOLDINGS, L.L.C.
By:
	Name:	Gary P. Graphia
	Title:	Vice President and Secretary

THE SHAW GROUP INC.
By:
	Name:	J.M. Bernhard, Jr.
	Title:	Chairman of the Board and Chief Executive Officer

EXHIBIT A
MATTERS TO BE ADDRESSED IN OPINION OF COUNSEL TO TOSHIBA
          In accordance with the provisions of Section 8.2(e) of the Agreement, Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Toshiba, shall furnish to the Purchaser at the Closing a legal opinion with respect to the matters set forth below, subject to customary assumptions and exceptions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to them in the Agreement.
          1.      Toshiba has been duly incorporated and is validly existing under the laws of Japan. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware. Toshiba Sub has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.
          2.      Each of Toshiba and the Company has the corporate power and corporate authority to execute and deliver each of this Agreement, the Shareholders Agreement, the Put Agreement and the Commercial Relationship Agreement to which it is a party and to consummate the transactions contemplated thereby, and this Agreement, the Shareholders Agreement and the Put Agreement have been duly executed and delivered by Toshiba and the Company, respectively, to the extent it is a party.
          3.      Each of this Agreement, the Shareholders Agreement and the Put Agreement is a valid and binding agreement of Toshiba and the Company, to the extent it is a party, enforceable against Toshiba and the Company in accordance with their respective terms.
          4.      The execution and delivery of each of this Agreement, the Shareholders Agreement, the Put Agreement and the Commercial Relationship Agreement by Toshiba and the Company, to the extent it is a party, and the consummation by Toshiba and the Company of the transactions contemplated thereby, including the issuance and sale of the Purchased Shares, do not conflict with Toshiba’s and the Company’s Organizational Documents, as the case may be.
          5.      The authorized capital stock of the Company consists of 8,800 shares of which the Company has the authority to issue 4,400 shares of Common Stock, each having a par value of $0.01, comprised of 2,156 shares of Class A Common Stock, each having a par value of $0.01, and 2,244 shares of Class B Common Stock, each having a par value of $0.01. All outstanding shares of capital stock are validly issued, fully paid and nonassessable.
Exhibit A

EXHIBIT B
MATTERS TO BE ADDRESSED IN OPINION OF COUNSEL
TO THE PURCHASER
          In accordance with the provisions of Section 8.3(f) of the Agreement, Vinson & Elkins LLP, counsel to the Purchaser, shall furnish to the Purchaser at the Closing a legal opinion with respect to the matters set forth below, subject to customary assumptions and exceptions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to them in the Agreement.
          1.      The Purchaser has been duly organized and is validly existing and in good standing under the laws of the State of Delaware. Shaw has been duly incorporated and is validly existing and in good standing under the laws of the State of Louisiana.
          2.      The Purchaser has the limited liability company power and authority to execute and deliver each of this Agreement and the Shareholders Agreement and to consummate the transactions contemplated thereby, and this Agreement and the Shareholders Agreement have been duly executed and delivered by the Purchaser. Shaw has the corporate power and corporate authority to execute and deliver each of this Agreement and the Reimbursement Agreement and to consummate the transactions contemplated thereby, and this Agreement and the Reimbursement Agreement have been duly executed and delivered by Shaw.
          3.      Each of this Agreement and the Shareholders Agreement is a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with their respective terms. Each of this Agreement and the Reimbursement Agreement is a valid and binding agreement of Shaw, enforceable against Shaw in accordance with their respective terms.
          4.      The execution and delivery of each of this Agreement and the Shareholders Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated thereby do not conflict with the Purchaser’s Organizational Documents. The execution and delivery of each of this Agreement and the Reimbursement Agreement by Shaw and the consummation by Shaw of the transactions contemplated thereby do not conflict with Shaw’s Organizational Documents.
Exhibit B